                                                                      EXHIBIT 12

                             TERRA INDUSTRIES INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (AMOUNTS IN THOUSANDS OF DOLLARS)

                                        YEAR ENDED DECEMBER 31,                    THREE MONTHS ENDED MARCH 31,
                         -------------------------------------------------------- ---------------------------------
                                                                       PRO FORMA              PRO FORMA
                                                                       FOR AMCI                FOR AMCI
                                                                      ACQUISITION            ACQUISITION
                           1990     1991    1992    1993      1994       1994       1994         1994       1995
                         --------  ------- ------- -------  --------  ----------- ---------  ----------------------
(A) Earnings:
 Income from continuing
  operations before
  income taxes,
  extraordinary items
  and cumulative effect
  of accounting changes. $(14,938) $13,106 $18,186 $32,145  $ 89,945   $181,884   $  (9,865)   $  (3,879) $  53,883
Add:
 (a) Fixed charges per
  Item (B) below........   24,297   20,701  17,237  22,483    36,562     73,461       5,866       17,469     18,082
 (b) Dividends of
  unconsolidated
  affiliates............      --       --      --      537       190        190          73           73        246
Deduct:
 (a) Undistributed
  income from
  unconsolidated
  affiliates............      --       --      --   (2,275)     (743)      (743)        554          554      1,197
                         --------  ------- ------- -------  --------   --------   ---------    ---------  ---------
                         $  9,359  $33,807 $35,423 $52,890  $125,954   $254,792   $  (3,372)   $  14,217  $  73,408
                         ========  ======= ======= =======  ========   ========   =========    =========  =========
(B) Fixed charges:
 Interest on
  indebtedness, expensed
  or capitalized........ $ 17,629  $14,352 $10,617 $12,944  $ 22,082   $ 57,922   $   2,935    $  14,102  $  14,007
 Amortization of debt
  discount and expense
  and premium on
  indebtedness, expense
  or capitalized........       40       40      47     250       316        316          79           79         79
 Portion or rents
  representative of the
  interest factor.......    6,628    6,309   6,573   9,289    14,164     15,223       2,852        3,288      3,996
                         --------  ------- ------- -------  --------   --------   ---------    ---------  ---------
 Fixed charges, for
  computation purposes.. $ 24,297  $20,701 $17,237 $22,483  $ 36,562   $ 73,461   $   5,866    $  17,469  $  18,082
                         ========  ======= ======= =======  ========   ========   =========    =========  =========
Ratios of earnings to
 fixed charges(1)(2)....      --      1.63    2.06    2.35      3.45       3.47         --           --        4.06
                         ========  ======= ======= =======  ========   ========   =========    =========  =========

- --------
(1) Earnings available for fixed charges were insufficient to cover fixed charges by $14.9 million for the year ended December 31, 1990, and $9.2 million and $3.3 million for the historical and pro forma three-month periods ended March 31, 1994, respectively. As a result, the financial ratios for such periods are not meaningful and, therefore, not included.
(2) Assuming the 10 1/2% Senior Notes due 2005 were issued at the beginning of 1994, fixed charges would have been increased to $79,847 for pro forma 1994, and $19,065 and $19,228 for the pro forma three-month periods ended March 31, 1994 and 1995, respectively. As a result, the ratio of pro forma earnings to pro forma fixed charges would be 3.19 for 1994 and 3.82 for the three-month period ended March 31, 1995. Pro forma earnings available for fixed charges would have been insufficient to cover pro forma fixed charges by $4.8 million for the three-month period ended March 31, 1994.